Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is dated as of September 8, 2009, by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”) and Thomas Conforti (the “Executive”).
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to serve the Company, in accordance with the terms and conditions of this Agreement.
     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION I
EMPLOYMENT; POSITION AND RESPONSIBILITIES
     The Company agrees to employ the Executive and the Executive agrees to be employed by the Company during the Period of Employment (as defined in Section II below) in accordance with the terms and conditions set forth in this Agreement. During the Period of Employment, the Executive shall serve as Chief Financial Officer of the Company. The Executive shall report to, and be subject to the direction of, the Chief Executive Officer of the Company (the “Supervising Officer”). The Executive shall perform such duties and exercise such supervision with regard to the business of the Company as are associated with his respective position, as well as such reasonable additional duties as may be prescribed from time to time by the Supervising Officer. The Company acknowledges that given the nature and scope of the Executive’s duties and responsibilities as the Chief Financial Officer of a publicly traded company, an integral part of the Executive being able to perform such duties and responsibilities is the Executive’s ability to report directly to the Chief Executive Officer of the Company and the Company further agrees the Chief Executive Officer of the Company shall not delegate the direct supervision of the Executive.
     The Executive shall, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company. The Executive shall maintain a primary office and conduct his business in Parsippany, New Jersey (the “Business Office”), except for normal and reasonable business travel in connection with his duties hereunder.
SECTION II
PERIOD OF EMPLOYMENT
     The period of the Executive’s employment under this Agreement (the “Period of Employment”) shall begin on September 8, 2009 (the “Effective Date”), and shall end on the third anniversary of the Effective Date, subject to earlier termination as provided in this

Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided, that, neither party hereto shall have any obligation hereunder or otherwise to consummate any such extension or enter into any new agreement relating to the Executive’s employment with the Company. For the avoidance of doubt, the Executive shall not be entitled to payments pursuant to Section VI (a) of this Agreement solely by reason of the Company electing to neither extend this Agreement nor enter into a new agreement with the Executive following the Period of Employment. Notwithstanding anything to the contrary herein, unless otherwise agreed to in writing by the Company, in the event that the Executive does not begin his employment on or before September 8, 2009, then this Agreement and all of the rights and obligations of the parties hereunder shall terminate and be void and of no force or effect.
SECTION III
COMPENSATION AND BENEFITS
     For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive shall be compensated as follows:
(a)	Base Salary. During the Period of Employment the Company will pay the Executive a base salary at an annual rate equal to five hundred and twenty five thousand dollars ($525,000), subject to annual increases as the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), deems appropriate in its sole discretion (“Base Salary”). Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

(b)	Annual Incentive Awards. The Executive will be eligible to earn an annual incentive compensation award for each fiscal year of the Company during the Period of Employment based upon a target bonus equal to 100% of Base Salary earned during each such year, subject to the terms and conditions of the annual bonus plan covering employees of the Company, and further subject to the attainment by the Company of such performance goals, criteria or targets established and certified by the Committee in its sole discretion in respect of each such fiscal year, including, if approved by the Committee, performance and bonus targets relating to the attainment of above-target performance (each such annual bonus, an “Incentive Compensation Award”). With respect to 2009 performance, the Executive will receive an Incentive Compensation Award in an amount equal to one hundred seventy five thousand dollars ($175,000) (the “2009 Incentive Compensation Award”) no later than the date that is two-and-one-half (2 1/2) months following the end of the taxable year of the Executive or the Company in which the 2009 Incentive Compensation Award is earned by the Executive and deemed vested for purposes of Code Section 409A (as defined herein); provided, however, that the Executive must be employed by the Company on the date that 2009 performance based bonuses are paid to employees.

The Executive’s bonus targets relating to Incentive Compensation Awards will be established by the Committee based upon the Company’s financial performance targets substantially equivalent to those applicable to other comparable senior executive officers (excluding the Supervising Officer). Each Incentive Compensation Award (other than the 2009 Incentive Compensation Award) will be paid to the Executive at such time as shall be determined by the Committee, but in no event later than the last day of the calendar year following the calendar year with respect to which the performance targets relate.

(c)	Long-Term Incentive Awards. As promptly as reasonably possible following the Effective Date, the Committee will grant the Executive restricted stock units with an aggregate grant date value equal to one million five hundred thousand dollars ($1,500,000) vesting in equal installments on each of the first four anniversaries of the date of grant (the “2009 Grant”). The 2009 Grant will be granted under, and subject to the terms and conditions of, the Company’s 2006 Equity and Incentive Plan, as amended (the “Equity Plan”), and the applicable agreement evidencing such award as determined by the Committee. Thereafter, the Executive shall be eligible for long term incentive awards as determined by the Committee, and the Executive will participate in such grants at a target compensation level commensurate with his position as a senior executive officer of the Company. For purposes of this Agreement, awards described in this paragraph are referred to as “Long Term Incentive Awards.” Except as provided herein, any Long Term Incentive Awards shall vest as determined by the Committee, including with respect to any performance-based conditions applicable to vesting, in its sole and absolute discretion, and shall be subject to the terms and conditions of the Equity Plan and applicable award agreement.

(d)	Relocation. The Executive will be provided with relocation assistance in accordance with the terms and conditions of the Company’s relocation policy applicable to similarly situated named executive officers of the Company unless otherwise agreed to in writing by the parties.

(e)	Additional Benefits. The Executive shall be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits and perquisites now in effect, or later established by the Company, on the same basis as similarly situated senior executives of the Company with comparable duties and responsibilities (other than the Supervising Officer), and in each case in accordance with and subject to the terms and conditions of such plans or programs. For 2009, such programs shall include, but not be limited to, access to a company-provided car, financial planning and tax services and executive medical benefits upon the same terms and conditions applicable to similarly situated executives of the Company (other than the Supervising Officer). The Executive shall also be entitled to a Supplemental Medical Executive Reimbursement Plan to be provided by the Company subject to and in accordance with the terms and conditions of such plan.
SECTION IV

BUSINESS EXPENSES
     The Company shall promptly reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time for its executive officers and shall promptly provide all appropriate and requested documentation in connection with such expenses. The Company shall reimburse all taxable business expenses to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred.
SECTION V
DEATH AND DISABILITY
     The Period of Employment shall end upon the Executive’s death. If the Executive becomes Disabled (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. For purposes of this Agreement, “Disability” shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (“Code Section 409A”). The Company’s obligation to make payments to the Executive under this Agreement shall cease as of such date of termination, except for Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination, which shall be paid in accordance with the terms set forth in Sections III(a) and Section III(b), respectively. Notwithstanding the foregoing, the Company will not take any action with respect to the Executive’s employment status pursuant to this Section V earlier than the date on which the Executive becomes eligible for long-term disability benefits under the Company’s long-term disability plan in effect from time to time.
SECTION VI
EFFECT OF TERMINATION OF EMPLOYMENT
(a)	Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates during the Period of Employment due to either a Without Cause Termination or a Constructive Discharge (each as defined below), the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable), subject to Sections VI(d) and XIX below:
(i)	A lump sum payment equal to 200% multiplied by the sum of (x) the Executive’s then-current Base Salary, plus (y) an amount equal to the highest Incentive Compensation Award paid to the Executive with respect to the three fiscal years of the Company immediately preceding the fiscal year in which Executive’s termination of employment occurs, but in no event shall the amount set forth in this subsection (y) exceed 100% of the Executive’s then-current Base Salary. In the event of the Executive’s termination during the three years following the Effective Date such amount in subsection (y) shall be five hundred twenty five thousand ($525,000).

(ii)	All time-based Long Term Incentive Awards (including all stock options and stock appreciation rights) granted on or after the Effective Date that would have otherwise vested within one (1) year following the Executive’s termination of employment will become vested upon the Executive’s termination of employment, and any such awards that are stock options or stock appreciation rights will remain outstanding for a period of two (2) years (but not beyond the original expiration date) following the Executive’s termination of employment. Subject to Article XIX below, vested time-based Long Term Incentive Awards shall be paid to the Executive in accordance with the terms and conditions of such awards.

(iii)	With respect to any performance-based Long Term Incentive Awards (including restricted stock units but excluding stock options and stock appreciation rights) granted on or after the Effective Date, provided that the performance goals applicable to the Long-Term Incentive Award are achieved, the Executive shall be entitled to vest in and be paid a pro-rata portion of such Long Term Incentive Award based upon the portion of the full performance period during which the Executive was employed by the Company plus 12 months (or, if less, assuming employment for the entire performance period remaining after the Executive’s termination). Subject to Section XIX below, vested performance-based Long Term Incentive Awards shall be paid to the Executive in accordance with the terms of the applicable agreement. The provisions relating to Long Term Incentive Awards set forth in this Section shall not supersede or replace any provision or right of the Executive relating to the acceleration of the vesting of such awards in the event of a change in control of the Company or the Executive’s death or disability, whether pursuant to an applicable stock plan document or award agreement.
(b)	Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary earned but unpaid as of the date of such termination shall be paid to the Executive in accordance with paragraph (d) below. Outstanding stock options and other equity awards held by the Executive as of the date of termination shall be treated in accordance with their terms.

(c)	For purposes of this Agreement, the following terms have the following meanings:
(i)	“Termination for Cause” means a termination of the Executive’s employment due to (a) the Executive’s willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (c) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive’s gross negligence in the performance of his duties or (e) the Executive purposefully or negligently makes (or has been found to have made) a false certification regarding the Company’s financial statements. Unless the Company reasonably determines in its sole discretion that the Executive’s conduct is not subject to cure, then the Company will provide written notice to the Executive of its intention to terminate the Executive’s employment and that such termination is a Termination for Cause, along with a description of the Executive’s conduct that the Company believes gives rise to the Termination for Cause, and provide the Executive with a period of 15 days to cure such conduct and/or challenge the Company’s determination that such termination was a Termination for Cause; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to a Termination for Cause shall be made by the Company in its sole discretion and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend the Executive’s duties during such 15 day period pending such determination.

(ii)	“Constructive Discharge” means (a) any material breach by the Company of the terms of this Agreement, (b) a material diminution in Base Salary, (c) a material diminution in the Executive’s authority, duties or responsibilities or (d) a relocation of the Executive’s primary office to a location more than fifty (50) miles from the Business Office. The Executive will provide the Company a written notice that describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event, circumstance or condition giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

(iii)	“Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, Disability, or Termination for Cause.

(iv)	“Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.
(d)	Conditions to Payment and Acceleration. In the event of a termination under this Section VI, Base Salary earned but unpaid as of the date of such termination shall be paid in accordance with Section III(a), and any Incentive Compensation Awards (including, if applicable, the 2009 Incentive Compensation Award) earned but unpaid as of the date of such termination shall be paid in accordance with Section III(b). All payments due to the Executive under the first sentence of Section VI(a) shall be made in a lump sum to the Executive within 60 days following the date of termination; provided, however, that such payment shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion. The payments due to the Executive under this Section VI shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.
SECTION VII
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT
(a)	The Executive shall, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. After the Period of Employment, the Executive shall cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary, and the Company shall make reasonable efforts to minimize interruption of the Executive’s life in connection with his cooperation in such matters as provided for in this paragraph.

(b)	The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive shall not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive shall not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and shall remain the property of the Company or its affiliates.

(c)

(i)	During the Period of Employment and the Post Employment Period, (as defined below and, together with the Period of Employment, the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.

(ii)	During the Restricted Period, the Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates. During the Restricted Period, the Executive, without prior express written approval by the Board, shall not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold any proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any business or venture which competes in any way or manner with the Company’s business, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world.

(iii)	During the Restricted Period, the Executive, without express prior written approval from the Board, shall not solicit any then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or, except during the Period of Employment as would be required in connection with the performance of his duties under this Agreement, discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

(iv)	During the Restricted Period, the Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

(v)	For the purposes of this Agreement, the term “proprietary interest” means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company, the term “affiliate” shall include without limitation all subsidiaries and licensees of the Company and the term, “Post Employment Period” means either (1) if the Executive’s employment terminates for any reason at such time following the expiration of the Period of Employment hereunder, a period of one year following the Executive’s termination of employment; or (2) if the Executive’s employment terminates during the Period of Employment hereunder, a period of two years following the Executive’s termination of employment.
(d)	The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VII.

(e)	The period of time during which the provisions of this Section VII shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(f)	The Executive agrees that the restrictions contained in this Section VII are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.
SECTION VIII
INDEMNIFICATION
     The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive

(including payment of expenses in advance of final disposition of a proceeding as permitted by such laws or certificate of incorporation and bylaws).
SECTION IX
MITIGATION
     The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.
SECTION X
WITHHOLDING TAXES
     The Executive acknowledges and agrees that the Company may directly or indirectly withhold from applicable payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.
SECTION XI
EFFECT OF PRIOR AGREEMENTS
     This Agreement shall supersede any prior oral or written agreements between the Company and the Executive relating to the terms of the Executive’s employment, and any such prior agreement shall be deemed terminated without any remaining obligations of either party thereunder.
SECTION XII
CONSOLIDATION, MERGER OR SALE OF ASSETS
     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation.
SECTION XIII
MODIFICATION
     This Agreement may not be modified or amended except in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act as a waiver of anything other than that which is specifically waived.
SECTION XIV

GOVERNING LAW
     This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state.
SECTION XV
ARBITRATION
(a)	Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement of the parties hereto (other than with respect to the matters covered by Section VII for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party hereto who is aggrieved shall deliver a notice to the other party hereto setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New Jersey, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party hereto, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)	The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)	Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.

(d)	The parties hereto agree that this Section XV has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XV shall be grounds for dismissal of any court action commenced by either party hereto with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)	The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
SECTION XVI
SURVIVAL
     Section VI through, and including, Section XIX shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment. The termination of the Period of Employment shall not affect any accrued and vested rights the Executive may have as of the date of such termination under Sections III(e) or IV, subject to the terms and conditions of the applicable plan.
SECTION XVII
SEPARABILITY
     All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.
SECTION XVIII
NO CONFLICTS
     The Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit the Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.
SECTION XIX
SECTION 409A OF THE CODE
(a)	Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Code Section 409A, and this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)	Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (“Separation from Service”), and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

(c)	Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)	Specified Employee. If the Executive is deemed on the date of termination of employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
(i)	With regard to any payment, the providing of any benefit or any distribution of equity under this Agreement that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (y) the date of the Executive’s death; and

(ii)	On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of death, (x) all payments delayed pursuant to this Section XIX shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section XIX shall be made to the Executive.
(e)	Company Discretion. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 60 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company and the number of days referenced shall refer to the number of calendar days.

(f)	Compliance. Notwithstanding anything herein to the contrary, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WYNDHAM WORLDWIDE CORPORATION
By:	/s/ Mary Falvey
	Name:	Mary Falvey
	Title:	Chief HR Officer

/s/ Thomas Conforti
Thomas Conforti